Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Longeveron Inc. on Amendment No. 2 to Form S-1 (File No. 333-272946) of our report dated March 14, 2023 with respect to our audit of the financial statements of Longeveron Inc. as of December 31, 2022 and for the year ended December 31, 2022,  appearing in the Annual Report on Form 10-K of Longeveron Inc for the year ended December 31, 2022. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Marcum LLP

Marcum llp

Hartford, CT

August 11, 2023